Exhibit 99.1

Rumble Reports Fourth Quarter and Full Year 2023 Results

~ Full Year 2023 Revenue Increased 106% to $81.0 Million ~

~ Fourth Quarter Average Monthly Active Users Sequentially Increased 16% to 67 Million ~

~ Achieved Company’s Largest Milestone To-Date with Public Launch of Rumble Cloud ~

LONGBOAT KEY, Fla., March 27, 2024 (GLOBE NEWSWIRE) -- Rumble Inc. (Nasdaq: RUM) (“Rumble” or the “Company”), the video sharing platform and cloud services provider, today announced financial results for the fiscal quarter and full year ended December 31, 2023.

Q4 2023 and Full Year Key Highlights

●	Revenue for the full year 2023 increased 106% to $81.0 million, compared to $39.4 million for the year ended December 31, 2022. Fourth quarter revenue increased to $20.4 million, compared to $20.0 million in the fourth quarter of 2022, and $18.0 million in the third quarter of 2023.

●	Average global Monthly Active Users (“MAUs”) of 67 million in the fourth quarter of 2023, an increase of 16% from 58 million in the third quarter of 2023. Of the 67 million MAUs, 48 million were based in the U.S. and Canada.

●	Average estimated Minutes Watched Per Month (“MWPM”) were 10.5 billion in the fourth quarter of 2023, compared to 10.7 billion in the third quarter of 2023. Estimated MWPM is derived from bandwidth consumption metrics. For additional details, please see “Notes on KPIs,” below, and the “Key Business Metrics” section of Rumble’s annual report on Form 10-K for the year ended December 31, 2023.

●	Hours of uploaded video per day increased by 21% to 12,520 in the fourth quarter of 2023, compared to 10,373 in the fourth quarter of 2022, and decreased from 15,700 in the third quarter of 2023, which we believe is due to the previously disclosed impacts resulting from YouTube’s decision to disable tools that allowed for the automatic sync of creators’ YouTube and Rumble channels.

●	As of December 31, 2023, Rumble’s balance of cash, cash equivalents and marketable securities was approximately $219.5 million.

●	Launched the beta release of Rumble Studio, an all-new patent-pending livestreaming tool designed for creators to easily stream video to multiple platforms, invite guests, and engage with audiences.

●	Continued to launch meaningful feature enhancements to the Rumble platform, including playlists and watch history on web/desktop, search autocomplete, static stream key for live streaming and many other creator workflow and user interface improvements.

●	Served as the exclusive livestream platform for the fourth Republican presidential primary debate, gaining over an estimated 950,000 views across all Rumble platforms.

Subsequent to Quarter End Highlights

●	Publicly launched Rumble Cloud in March 2024, as committed, which is a newly formed infrastructure-as-a-service solution offering a variety of compute, storage and networking packages. Rumble Cloud is primed to provide a new revenue stream for Rumble by capturing a share of the public cloud market by serving a growing segment of businesses that are looking for alternatives to ‘Big Tech.’

●	On the heels of the Rumble Cloud launch, entered into a strategic partnership with Qinshift, a global leader in managed IT services and solutions, to support Rumble Cloud by leveraging both companies’ expertise, resources and applications while providing Rumble the access to Qinshift’s global footprint to support the long-term operations of Rumble Cloud.

●	Announced comprehensive strategic partnership with ACP CreativIT to bolster the managed services offering of Rumble Cloud.

●	Completed rollout of Rumble Studio as a livestreaming tool, laying the foundation for Rumble’s emerging Streaming Marketplace and future monetization features.

●	Announced a strategic partnership with Barstool Sports combining Rumble’s cross-suite of solutions with access to the full content library of Barstool Sports creators, the provision of Rumble Cloud services to support Barstool and a mutual advertising sales agreement.

●	Entered a partnership with 1775 Coffee to launch an exclusive Rumble-branded products.

●	Launched several key monetization features, including: pre-roll video advertising on mobile apps, tipping functionality added to Android, and a livestream contribution feature for U.S. federal political campaigns, which allows channels affiliated with a candidate running for U.S. federal office to receive “tips”—constituting federal campaign contributions—through Rumble during live events.

Management Commentary

Rumble’s Chairman and CEO Chris Pavlovski commented, “As planned, 2023 was a year of product focus for Rumble as we concentrated on execution, prioritizing our infrastructure and product. Today, Rumble has four top-of-the-line products: our video platform, the Rumble Advertising Center (RAC), our unique Rumble Studio platform, and our biggest accomplishment to date, the Rumble Cloud. We have a beautiful business, and I am incredibly proud of the Company we have built and the team behind this incredible undertaking. The fact that today we have this portfolio of assets able to compete in such sizable addressable markets is an unbelievable accomplishment.

“Looking ahead, with our functioning products now online, we expect clarity on the performance of our assets beginning in the second quarter, leading to a stronger topline in the second half of the year. With this solid foundation in place, we are now positioned to benefit from the synergies of our full suite of offerings and focus on selling to yield topline momentum. We continue to stay true to principle, running the un-cancelable highway of the free and open internet that we can proudly offer as a service. With our trajectory for monetization becoming more evident as we progress through 2024, our commitment to deliver long-term value to all stakeholders and our path towards breakeven in 2025 are well underway,” concluded Mr. Pavlovski.

Q4 Financial Summary (Unaudited)

For the three months ended December 31,	2023	2022	Variance ($)	Variance (%)

Revenues	$20,391,872	$19,957,025	$434,847	2%
Expenses
Cost of services (content, hosting and other)	$39,541,078	$23,532,343	$16,008,735	68%
General and administrative	9,642,888	9,921,846	(278,958)	-3%
Research and development	3,643,495	2,621,695	1,021,800	39%
Sales and marketing	3,211,241	2,715,557	495,684	18%

For the fourth quarter of 2023, revenue was $20.4 million compared to $20.0 million in the fourth quarter of 2022, an increase of 2%. The increase is due to an increase in other services revenue of $3.5 million, offset by a decrease in advertising revenue of $3.1 million. The increase in other services revenue was driven mainly by subscriptions, content licensing, tipping features, and provision of one-time content.

Cost of services was $39.5 million for the quarter compared to $23.5 million in the fourth quarter of 2022. The increase is due to an increase in programming and content costs of $14.0 million and an increase in hosting expenses and other service costs of $2.0 million.

General and administrative expense was $9.6 million for the quarter, compared to $9.9 million in the fourth quarter of 2022. There was a $1.0 million increase related to the recognition of rights to contingent consideration in connection with the Callin acquisition, offset by a $1.3 million decrease in payroll and other administrative expenses, most of which are public company-related, including legal, investor relations, insurance, and other administrative services.

Research and development expense was $3.6 million for the quarter, compared to $2.6 million in the fourth quarter of 2022. The increase was due to an increase in payroll and related expenses of $0.6 million, as well as a $0.4 million increase in costs related to computer hardware, software, and other expenses used in research and development related activity.

Sales and marketing expense was $3.2 million for the quarter, compared to $2.7 million in the fourth quarter of 2022. The increase was due to a $0.6 million increase in staffing-related and consulting service costs, offset by $0.1 million decrease in marketing initiatives in the quarter.

Liquidity

As of December 31, 2023, Rumble had cash, cash equivalents and marketable securities of approximately $219.5 million.

Outlook

Beginning with the second quarter of 2024, we expect revenue to increase on a sequential basis. As a result of our revenue engines coming online and our guaranteed creator commitments set to significantly decrease by the end of 2024 and into 2025, we continue to move materially towards breakeven in 2025.

Conference Call Webcast Information

Rumble will host a conference call at 5:00 p.m. Eastern Time today, Wednesday, March 27, 2024, to discuss its quarterly results. Access to the live webcast and replay of the conference call will be available here and on Rumble’s Investor Relations website at investors.rumble.com under ‘News & Events.’

Chris Pavlovski, the Chairman and CEO of Rumble, will also be interviewed by Matt Kohrs this evening at 7:00 p.m. Eastern Time. The interview will be accessible here and streamed live on the Matt Kohrs Rumble channel at rumble.com/MattKohrs.

Notes on KPIs

Monthly Active Users (“MAUs”).

We use MAUs as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis. MAUs represent the total web, mobile app, and connected TV users of Rumble for each month, which allows us to measure our total user base calculated from data provided by Google, a third-party analytics provider. Google defines “active users” as the number of distinct users who visited your website or application. We have used the Google analytics systems since we first began publicly reporting MAU statistics, and the resulting data have not been independently verified.

As of July 1, 2023, Universal Analytics (“UA”), Google’s analytics platform on which we historically relied for calculating MAUs using company-set parameters, was phased out by Google and ceased processing data. At that time, Google Analytics 4 (“GA4”) succeeded UA as Google’s next-generation analytics platform, which has been used to determine MAUs since the third quarter of 2023 and which we expect to continue to use to determine MAUs in future periods. Although Google has disclosed certain information regarding the transition to GA4, Google does not currently make available sufficient information relating to its new GA4 algorithm for us to determine the full effect of the switch from UA to GA4 on our reported MAUs. Because Google has publicly stated that metrics in UA may be more or less similar to metrics in GA4, and that it is not unusual for there to be apparent discrepancies between the two systems, we are unable to determine whether the transition from UA to GA4 has had a positive or negative effect, or the magnitude of such effect, if any, on our reported MAUs. It is therefore possible that MAUs that we reported based on the UA methodology for periods prior to July 1, 2023, cannot be meaningfully compared to MAUs based on the GA4 methodology in subsequent periods.

Estimated Minutes Watched Per Month (“MWPM”).

We use estimated MWPM as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis and the intensity of users’ engagement with the platform. Estimated MWPM represents the monthly average of minutes watched per user within a quarterly period, which helps us measure user engagement. Estimated MWPM is calculated by converting actual bandwidth consumption into minutes watched, using our management’s best estimate of video resolution quality mix and various encoding parameters. We continually seek to improve our best estimates based on our observations of creator and user behavior on the Rumble platform, which changes based on the introduction of new product features, including livestreaming. We are currently limited, however, in our ability to collect data from certain aspects of our systems. These limits may result in errors that are difficult to quantify, especially as the proportion of livestreaming on the Rumble platform increases over time, and as we improve the quality of various video formats by increasing bit rates.

Bandwidth consumption includes video traffic across the entire Rumble platform (website, apps, embedded video, connected TV, RAC, etc.). In addition, our management believes bandwidth consumption includes a nominal amount of non-video traffic on the Rumble and Locals platforms and a potentially significant amount of consumption of Rumble videos outside of the Rumble video player and Rumble apps, due in part to intentional user circumvention of the Rumble platform that, despite our continuous efforts, we are unable to eliminate. Combined, the bandwidth consumption for this traffic may be material and difficult to quantify, resulting in an inability for us to monetize a potentially significant portion of our estimated MWPM.

Hours of Uploaded Video Per Day.

We use the amount of hours of uploaded video per day as a measure of content creation to help us understand the volume of content being created and uploaded to us on a daily basis. In the fourth quarter of 2023, YouTube disabled the ability of its users to utilize our tool that automatically imports videos from creators’ YouTube channels to their Rumble channels, commonly known as the “YouTube sync” tool. We provided additional information about this issue in a current report on Form 8-K, filed with the SEC on January 16, 2024.

About Rumble

Rumble is a high-growth neutral video platform and cloud services provider that is creating the rails and independent infrastructure designed to be immune to cancel culture. Rumble’s mission is to restore the Internet to its roots by making it free and open once again. For more information, visit corp.rumble.com.

Forward-Looking Statements

Certain statements in this press release and the associated conference call constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, results of operations, financial condition and cash flows (including revenues, operating expenses, and net income (loss)); our ability to meet working capital needs and cash requirements over the next 12 months; and our expectations regarding future results and certain key performance indicators. Certain of these forward-looking statements can be identified by using words such as “anticipates,” “believes,” “intends,” “estimates,” “targets,” “expects,” “endeavors,” “forecasts,” “well underway,” “could,” “a pathway to,” “will,” “may,” “future,” “likely,” “on track to deliver,” “accelerate,” “on a trajectory,” “continues to,” “looks forward to,” “is primed to,” “plans,” “projects,” “assumes,” “should” or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward- looking statements include, but are not limited to, our ability to grow and manage future growth profitably over time, maintain relationships with customers, compete within our industry and retain key employees; the possibility that we may be adversely impacted by economic, business, and/or competitive factors; our limited operating history makes it difficult to evaluate our business and prospects; our recent and rapid growth may not be indicative of future performance; we may not continue to grow or maintain our active user base, and may not be able to achieve or maintain profitability; risks relating to our ability to attract new advertisers, or the potential loss of existing advertisers or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets; our recently launched cloud business may not achieve success and, as a result, our business, financial condition and results of operations could be adversely affected; negative media campaigns may adversely impact our financial performance, results of operations, and relationships with our business partners, including content creators and advertisers; spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators; we collect, store, and process large amounts of user video content and personal information of our users and subscribers and, if our security measures are breached, our sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing our content or using our services, our business and operating results could be harmed, and we could face governmental investigations and legal claims from users and subscribers; we may fail to comply with applicable privacy laws; we are subject to cybersecurity risks and interruptions or failures in our information technology systems and, notwithstanding our efforts to enhance our protection from such risks, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss; we may be found to have infringed on the intellectual property of others, which could expose us to substantial losses or restrict our operations; we may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of Section 230 of the Communications Decency Act of 1996; we may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law; paid endorsements by our content creators may expose us to regulatory risk, liability, and compliance costs, and, as a result, may adversely affect our business, financial condition and results of operations; our traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that we do not control; our business depends on continued and unimpeded access to our content and services on the internet and, if we or those who engage with our content experience disruptions in internet service, or if internet service providers are able to block, degrade or charge for access to our content and services, we could incur additional expenses and the loss of traffic and advertisers; we face significant market competition, and if we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed; we rely on data from third parties to calculate certain of our performance metrics and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue; we derive the majority of our revenue from advertising and the failure to attract new advertisers, the loss of existing advertisers, or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets would adversely affect our business; we depend on third-party vendors, including internet service providers, advertising networks, and data centers, to provide core services; hosting and delivery costs may increase unexpectedly; we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, and these arrangements may involve fixed payment obligations that are not contingent on actual revenue or performance metrics generated by the applicable content creator but rather are based on our modeled financial projections for that creator, which if not satisfied may adversely impact our financial performance, results of operations and liquidity; we may be unable to develop or maintain effective internal controls; potential diversion of management’s attention and consumption of resources as a result of acquisitions of other companies and success in integrating and otherwise achieving the benefits of recent and potential acquisitions; we may fail to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows; we may be adversely impacted by other economic, business, and/or competitive factors; changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new tax legislation, or exposure to additional tax liabilities may adversely impact our financial results; compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in certain jurisdictions in which we operate, or industry practices may adversely affect our business; and those additional risks, uncertainties and factors described in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and in our other filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Rumble on Social Media

Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.rumble.com), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD: the @rumblevideo X (formerly Twitter) account (twitter.com/rumblevideo), the @rumble TRUTH Social account (truthsocial.com/@rumble), the @chrispavlovski X (formerly Twitter) account (twitter.com/chrispavlovski), and the @chris TRUTH Social account (truthsocial.com/@chris), which Chris Pavlovski, our Chairman and Chief Executive Officer, also uses as a means for personal communications and observations. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

For investor inquiries, please contact:

Shannon Devine

MZ Group, MZ North America

203-741-8811

investors@rumble.com

Source: Rumble Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022

Revenues	$20,391,872	$19,957,025	$80,963,451	$39,384,284

Expenses
Cost of services (content, hosting, other)	$39,541,078	$23,532,343	$146,156,734	$43,745,518
General and administrative	9,642,888	9,921,846	37,125,296	16,086,254
Research and development	3,643,495	2,621,695	15,721,663	6,342,851
Sales and marketing	3,211,241	2,715,557	13,427,021	6,137,860
Acquisition-related transaction costs	1,283	(225,000)	1,151,318	1,116,056
Amortization and depreciation	1,773,107	631,082	4,850,812	1,556,056
Changes in fair value of contingent consideration	(213,208)	-	(1,922,381)	-

Total expenses	57,599,884	39,197,523	216,510,463	74,984,595

Loss from operations	(37,208,012)	(19,240,498)	(135,547,012)	(35,600,311)
Interest income	3,095,231	2,784,922	13,594,463	3,019,456
Other income (expense)	(211,450)	480	(125,511)	(49,067)
Changes in fair value of warrant liability	1,722,700	15,295,000	2,365,895	21,010,500

Loss before income taxes	(32,601,531)	(1,160,096)	(119,712,165)	(11,619,422)
Income tax recovery	32,601	215,428	-	215,428
Deferred tax recovery	3,291,703	-	3,291,703	-

Net loss	$(29,277,227)	$(944,668)	$(116,420,462)	$(11,403,994)

Loss per share – basic and diluted	$(0.14)	$(0.00)	$(0.58)	$(0.05)
Weighted-average number of common shares used in computing net loss pershare – basic and diluted	201,900,409	202,717,669	201,442,321	242,443,272

Share-based compensation expense included in expenses:
Cost of services (content, hosting, other)	$2,057,495	$249,781	$3,994,180	$249,781
General and administrative	3,162,287	1,400,565	10,686,099	1,582,678
Research and development	286,327	36,113	1,016,627	55,479
Sales and marketing	137,568	24,305	437,808	45,465

Total share-based compensation expense	5,643,677	1,710,764	16,134,714	1,933,403

Consolidated Balance Sheets

December 31,	2023	2022

Assets

Current assets
Cash and cash equivalents	$218,338,658	$337,169,279
Marketable securities	1,135,200	1,100,000
Accounts receivable	5,440,447	4,748,189
Prepaid expenses and other	13,090,072	9,342,691
	238,004,377	352,360,159

Other non-current assets	1,626,802	547,589
Property and equipment, net	19,689,987	8,844,232
Right-of-use assets, net	2,473,903	1,356,454
Intangible assets, net	23,262,428	3,211,305
Goodwill	10,655,391	662,899
	$295,712,888	$366,982,638

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$24,713,203	$14,324,696
Deferred revenue	7,003,891	1,040,619
Income taxes payable	-	934
Lease liabilities	975,844	583,186
Contingent consideration	863,643	-
	33,556,581	15,949,435

Lease liabilities, long-term	1,630,837	835,924
Contingent consideration, net of current portion	705,717	-
Warrant liability	7,696,605	10,062,500
Other liability	500,000	500,000
	44,089,740	27,347,859
Commitments and contingencies (Note 16)

Shareholders’ equity
Preferred shares	-	-
Common shares	768,523	768,357
Accumulated deficit	(145,203,163)	(28,782,701)
Additional paid-in capital	396,057,788	367,649,123
	251,623,148	339,634,779
	$295,712,888	$366,982,638

Consolidated Statements of Cash Flows

For the year ended December 31,	2023	2022

Cash flows provided by (used in)

Operating activities
Net loss for the period	$(116,420,462)	$(11,403,994)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	4,850,812	1,556,056
Share-based compensation	16,283,229	1,933,403
Non-cash portion interest expense	58,815	36,621
Amortization on right-of-use assets	788,799	528,220
Change in fair value of warrants	(2,365,895)	(21,010,500)
Change in fair value of contingent consideration	(1,922,381)	-

Changes in operating assets and liabilities:
Accounts receivable	(674,981)	(2,935,399)
Prepaid expenses and other	(4,990,778)	(9,500,432)
Accounts payable and accrued liabilities	9,612,728	7,996,298
Deferred revenue	5,963,272	1,010,605
Deferred taxes	(3,323,744)	-
Operating lease liabilities	(770,727)	(496,835)
Net cash used in operating activities	(92,911,313)	(32,285,957)

Investing activities
Purchase of property and equipment	(14,572,933)	(8,544,398)
Purchase of intangible assets	(2,915,085)	(494,769)
Purchase of marketable securities	(1,135,200)	(1,100,000)
Sale of marketable securities	1,100,000	-
Cash acquired in connection with Callin acquisition	1,000,989	-
Acquisition of North River, net of cash acquired	(7,249,085)	-
Net cash used in investing activities	(23,771,314)	(10,139,167)

Financing activities
Taxes paid from net share settlement for share-based compensation	(2,107,516)	-
Proceeds from other liabilities	-	250,000
Proceeds from Qualifying Transaction	-	399,807,596
Repurchase of Class C Common Stock	-	(11,000,000)
Repayment of Sponsor loan in connection with Qualifying Transaction	-	(2,173,353)
Share issuance costs	(40,478)	(54,091,750)
Net cash (used in) provided by financing activities	(2,147,994)	332,792,493

Effect of exchange rate changes on cash and cash equivalents	-	(45,465)
(Decrease) increase in cash and cash equivalents during the period	(118,830,621)	290,321,904

Cash and cash equivalents, beginning of period	337,169,279	46,847,375
Cash and cash equivalents, end of period	$218,338,658	$337,169,279